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                                                          EXHIBIT 11.2
                    CONSECO, INC. AND SUBSIDIARIES
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           COMPUTATION OF EARNINGS PER SHARE - FULLY DILUTED
                              (unaudited)

                                                             Three months                 Six months
                                                             ended June 30,              ended June 30,
                                                        ---------------------         --------------------
                                                        1994             1993         1994            1993
                                                        ----             ----         ----            ----
  Weighted average primary shares outstanding           26,486,890      29,248,428      27,395,627   29,305,311
  Incremental common equivalent shares:
   Related to options and employee stock plans based
    on market price at the end of the period                    73          41,372          -            44,795
   Related to convertible preferred stock                4,509,509       4,509,515       4,509,509    3,883,269
                                                       -----------    ------------    ------------ ------------
  Weighted average fully diluted
   shares outstanding                                   30,996,472      33,799,315      31,905,136   33,233,375
                                                       ===========     ===========    ============ ============

  Net income for fully diluted
   earnings per share:
   Net income as reported                              $34,190,000    $51,408,000     $114,334,000 $182,926,000
   Less preferred stock dividends                          -           (1,375,000)          -        (2,750,000)
                                                       -----------    -----------     ------------ ------------
  Net income for fully diluted
   earnings per share                                  $34,190,000    $50,033,000     $114,334,000 $180,176,000
                                                       ===========    ===========     ============ ============
  Net income per fully diluted
   common share                                              $1.10          $1.48            $3.58        $5.42
                                                             =====          =====            =====        =====










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